                                                                    EXHIBIT 12.2

                       SECURITY CAPITAL INDUSTRIAL TRUST

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                               YEAR ENDED DECEMBER 31,
                                       ----------------------------------------
                                         1997     1996    1995    1994    1993
                                       -------- -------- ------- ------- ------
Net Earnings from Operations.......... $ 32,371 $ 79,384 $47,660 $25,066 $4,412
Add:
  Interest Expense....................   52,704   38,819  32,005   7,568    321
                                       -------- -------- ------- ------- ------
Earnings as Adjusted.................. $ 85,075 $118,203 $79,665 $32,634 $4,733
                                       ======== ======== ======= ======= ======
Combined Fixed Charges and Preferred
 Share Dividends:
  Interest Expense.................... $ 52,704 $ 38,819 $32,005 $ 7,568 $  321
  Capitalized Interest................   18,365   16,138   8,599   2,208     98
                                       -------- -------- ------- ------- ------
    Total Fixed Charges...............   71,069   54,957  40,604   9,776    419
  Preferred Share Dividends (a).......   35,318   25,895   6,698     --     --
                                       -------- -------- ------- ------- ------
Combined Fixed Charges and Preferred
 Share Dividends...................... $106,387 $ 80,852 $47,302 $ 9,776 $  419
                                       ======== ======== ======= ======= ======
Ratio of Earnings to Combined Fixed
 Charges and
 Preferred Share Dividends............      (b)      1.5     1.7     3.3   11.3
                                       ======== ======== ======= ======= ======

--------
(a) SCI had no preferred shares in any of the historical periods presented prior to 1995.
(b) Earnings were insufficient to cover combined fixed charges and preferred share dividends for the period ended December 31, 1997 by $21.3 million due to a one-time, non-recurring charge of $75.4 million relating to the costs incurred in acquiring the REIT management and property management companies from Security Capital Group Incorporated.